As filed with the Securities and Exchange Commission on December 13, 1999

Registration No. ____________

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

Form S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

WASTEMASTERS, INC.

(Exact Name of Registrant as Specified in Its Charter)

Maryland (State of Incorporation)	52-1507818 (IRS Employer ID No.)

205 S. Bickford

EL Reno, Oklahoma 73036

(405) 262-0800

(Address and Telephone Number of Principal Executive Offices)

1999 Employee, Consultant and Advisor Stock Compensation Plan

(Full title of the plan)

Douglas Holsted, President

WasteMasters, Inc.

205 S. Bickford

EL Reno, Oklahoma 73036

Telephone: (405) 262-0800

(Name and address of agent for service)

COPIES TO:

Robert J. Mottern, Esq.

Mottern, Fisher & Rosenthal, P.C.

2300 Northlake Centre Drive, Suite 200

Tucker, Georgia 30084

Telephone: (770) 496-4565

CALCULATION OF REGISTRATION FEE
Title of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock	20,000,000	$0.125	$2,500,000	$695.00

(1) Calculated based on Rule 457 under the Securities Act of 193, as amended, solely for the purposes of calculating the registration fee and based upon the closing bid price of the Common Stock as reported on the National Quotation Bureau, Inc. pink sheets on December 2, 1999

(2) Pursuant to Rule 416 under the Securities Act of 1933, as amended, this Registration Statement also covers an indeterminate number of shares of common stock to be offered and sold pursuant to the antidilution provisions of the 1999 Employee, Consultant and Advisor Stock Compensation Plan.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

This Registration Statement on Form S-8 is being filed solely to register additional securities. In accordance with General Instruction E of Form S-8, the Company hereby incorporates by reference the contents of the Company's Registration Statement on Form S-8 (No. 333-72795), originally filed with the Securities and Exchange Commission on February 23, 1999, relating to the 1999 Employee, Consultant and Advisor Stock Compensation Plan except for items that are restated in this Registration Statement.

ITEM 3. Incorporation of Documents by Reference.

The following documents are incorporated by reference in this registration statement:

  Registrant's Annual Report on Form 10-KSB for the fiscal year ended December 31, 1998, filed pursuant to Section 13(a) of the Securities Exchange Act of 1934, as amended;
  Registrant's Quarterly Reports on Form 10-QSB for the quarters ended March 31, 1999, June 30, 1999, and September 30, 1999, as amended;
  all other reports, if any, filed by the Registrant pursuant to Section 13(a) of the Securities Exchange Act of 1934 since the end of the fiscal year ended December 31, 1998.
  from the date of filing of such documents, all documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended, after the date of this Registration Statement and before the filing of a post-effective amendment to this Registration Statement that indicates that all securities covered by the Registration Statement have been sold or that deregisters all securities covered by the Registration Statement then remaining unsold.

ITEM 5. Interests of Named Experts and Counsel.

Counsel for the Registrant, Mottern, Fisher & Rosenthal, P.C., has rendered an opinion to the effect that the Common Stock offered hereby, if and when issued in accordance with the Plan, will have been validly issued, fully paid, and nonassessable. Mottern Fisher & Rosenthal, P.C. beneficially owns approximately 225,000 shares of the Registrant's common stock. Mottern, Fisher & Rosenthal, P.C. expects that it may be offered shares registered under this Registration Statement in payment of the Registrant's obligations to the firm.

ITEM 8. Exhibit.
Exhibit No.	Exhibit
4.1

WasteMasters, Inc. 1999 Employee, Consultant and Advisor Stock Compensation Plan (incorporated by reference to Exhibit 4.1 to the Registration Statement on Form S-8 of the Registrant filed on February 23, 1999, Registration No. 333-72795).

4.2

Form of Stock Payment Agreement under 1999 Employee, Consultant and Advisor Stock Compensation Plan (incorporated by reference to Exhibit 4.1 to the Registration Statement on Form S-8 of the Registrant filed on February 23, 1999, Registration No. 333-72795)

5	Opinion re: Legality
23.1	Consent of Turner, Jones & Associates, P.C. to the use of its opinion included in the Annual Report of the Registrant on Form 10-KSB for the fiscal year ended December 31, 1998.
23.2	Consent of Mottern, Fisher & Rosenthal, P.C. to the filing of its opinion with respect to the legality of the securities being registered hereby (included in Exhibit No. 5).

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of EL Reno, State of Oklahoma, on December 13, 1999.

WASTEMASTERS, INC.
Date: December 13, 1999	/s/ Douglas Holsted
By: Douglas Holsted, President and Secretary

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ A. Leon Blaser A. Leon Blaser	Chairman and Chief Executive Officer	December 13, 1999

/s/ Douglas Holsted Douglas Holsted	Director, President, co-Chief Financial Officer and Secretary	December 13, 1999

/s/ Frederick Beisser Frederick Beisser	Director	December 13, 1999

/s/ Dennis O'Neill Dennis O'Neill	Director and Chief Financial Officer	December 13, 1999